Exhibit 10.2

March 10, 2006

China Properties Developments Inc.
To the Board of Directors
89 Chang’an Middle Road
Yangming International Tower, 26/27 Flrs.
Xi’an, China
710061

Dear Board:

Re: Loan with Shaanxi Ruize Industrial Co., Ltd

Please be advised that we, Shaanxi Ruize Industrial Co., Ltd (“Shaanxi”), by way of directors’ resolution, have agreed to convert any and all outstanding participating interests that we have with Xi’an Jiahui Real Estate Co., Ltd. in the Jiahui Office Building in the amount of RMB 13,519,681.89 Yuan ($US1,678,838.00) into common stock of the company at $2.00 per share.  Shaanxi will have no further interests in the profits, losses and distributions from the project.

Yours truly,

SHAANXI RUIZE INDUSTRIAL CO. LTD.

/s/ Shuzhen Yang

Shuzhen Yang
President
Shaanxi Ruize Industrial